EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT or	Investor Relations Counsel
Mitchell Binder	Lena Cati, 212-836-9611
President & Chief Executive Officer	Linda Latman, 212-836-9609
631-435-8300 The Equity Group Inc.

ORBIT INTERNATIONAL CORP. REPORTS 2012 SECOND QUARTER RESULTS

Hauppauge, New York, August 9, 2012 - Orbit International Corp. (NASDAQ:ORBT) today announced results for the second quarter and six months ended June 30, 2012.

Second Quarter 2012 vs. Second Quarter 2011
•	Net sales decreased to $7,509,000 compared to $8,284,000;
•	Gross margin was 37.7% compared to 40.0%;
•	Net income was $199,000 ($0.04 per diluted share) compared to $917,000 ($0.20 per diluted share) and,
•
Earnings before interest, taxes, depreciation and amortization, and stock based compensation (EBITDA, as adjusted) was $438,000 ($0.10 per diluted share) compared to $1,105,000 ($0.24 per diluted share).

First Half 2012 vs. First Half 2011
•	Net sales decreased to $13,671,000 compared to $15,096,000;
•	Gross margin was 38.2% compared to 41.4%;
•
Net loss was $1,176,000 ($0.26 loss per share) compared to net income of $1,441,000 ($0.31 income per diluted share).  The net loss for the 2012 first half included a non-recurring charge of $1,194,000 in connection with employment contract provisions of a departing senior officer.  Excluding this charge, net income for the current first half was $18,000 ($0.00 per diluted share); and,

•
EBITDA, as adjusted was a loss of $755,000 ($0.16 loss per share) compared to earnings of $1,807,000 ($0.39 per diluted share). Excluding the employment contract provision-related charge, EBITDA, as adjusted for the current first half was $439,000 ($0.09 per diluted share).

Backlog
•	Backlog at June 30, 2012 was $19.5 million as compared to $18.3 million at June 30, 2011, an increase of 6.6%. Backlog at March 31, 2012 was $21.2 million.
•
Backlog at June 30, 2012 included an approximately $1.6 million funded task order for the MK 110 Signal Data Converter (SDC) received in April 2012.  Inclusive of the entire $5.8 million SDC base contract order (of which $4.2 million is unfunded), backlog at June 30, 2012 was $23.7 million, an increase of 29.5% as compared to June 30, 2011.

Commenting, Mitchell Binder, President & Chief Executive Officer, stated, “As expected 2012 second quarter net sales rose over 20% as compared to the 2012 first quarter and we returned to profitability.  Net sales for the current second quarter were less than the comparable prior year quarter reflecting lower shipments at our Power Group and at our Orbit Instrument Division where shipments were affected by customer delivery schedules weighted toward the second half of the year.  Additionally, in the 2011 period we recorded sales for the MK-119, orders for which were not received by ICS for shipment in the current year.”

Mr. Binder continued, “Our profitability for the 2012 second quarter decreased from the comparable prior year quarter principally due to lower gross margins at both our Electronics and Power Groups and which, in turn, resulted from a change in product mix and lower sales.  SG&A expenses in absolute dollars and as a percentage of net sales increased mainly due to higher sales and engineering costs at the Orbit Instrument Division (due to an increase in personnel) and also due to approximately $110,000 in stock based compensation expense relating to the acceleration in vesting and other one-time charges for a departing senior officer.”

Mr. Binder added, “Backlog at June 30, 2012 (inclusive of the unfunded portion of the SDC contract), increased by approximately 53% from 2011 year-end.  Business at our Power Group remains strong, with good growth at the COTS Division offsetting weakness at the Commercial Division, which has historically been the case during a slow economic environment.   Our TDL subsidiary had a strong operating quarter due to shipments of its displays for the ground mobile marketplace which were completed in the current third quarter.  TDL is expecting additional orders for its displays in the ground mobile marketplace and continues to work on many programs that are nearing the end of qualification stage that should move to initial production by 2012 year end.  ICS continues to work on the award received in April 2012 for the SDC which is recorded on the percentage of completion method.  Although both our Power and Electronics Groups expect orders of significant magnitude for new and repeat programs throughout 2012 and 2013, timing is always an uncertainty.”

Mr. Binder added, “As expected, our 2012 quarterly operating performance has been uneven.  As a result of our backlog and projected delivery schedules we continue to project better operating results in the second half of the year.  However, based on our results to date and exclusive of charges associated with the departing senior officer, we expect our results for 2012 to be slightly lower as compared to the strong operating results that we had in 2011.”

Mr. Binder concluded, “Additionally, we continue to explore strategic accretive acquisitions on a very selective basis.”

David Goldman, Chief Financial Officer, noted, “Our financial condition remains strong.  At June 30, 2012, total current assets were $21.2 million versus total current liabilities of $5.2 million for a 4.1 to 1 current ratio.  Cash, cash equivalents and marketable securities as of June 30, 2012, aggregated approximately $1.4 million.  Our inventory levels at June 30, 2012 increased to over $14 million (as at the end of the first quarter) as compared to approximately $12.5 million at 2011 year-end.  This inventory increase is needed to meet our delivery schedules over the remaining quarters of 2012.  To offset federal and state taxes resulting from profits, we have approximately $9 million and $7 million in available federal and state net operating loss carryforwards, respectively, which should enhance future cash flow.  Our tangible book value at June 30, 2012 was $3.53 per share as compared to $3.47 at March 31, 2012 and to $3.76 at December 31, 2011.  The Company was in compliance with its amended financial covenants as of June 30, 2012.  Borrowings under our line of credit were $1,407,000 as of June 30, 2012.”

Conference Call
The Company will hold a conference call for investors today, August 9, 2012, at 11:00 a.m. ET.  Interested parties may participate in the call by dialing (201) 493-6744; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call.  After opening remarks, there will be a question and answer period.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit’s website.  We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp. is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky.  Its Behlman Electronics, Inc. subsidiary manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and associated analytical equipment.  The Behlman military division designs, manufactures and sells power units and electronic products for measurement and display.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit’s operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond Orbit International's ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports.  For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(See Accompanying Tables)

Orbit International Corp.
Consolidated Statements of Operations
 (in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net sales	$7,509	$8,284	$13,671	$15,096

Cost of sales	4,675	4,968	8,450	8,853

Gross profit	2,834	3,316	5,221	6,243

Selling general and administrative expenses	2,575	2,387	5,172	4,755

Interest expense	36	53	70	106

Costs related to non-renewal of chief operating officer contract	-	-	1,194	-

Investment and other (income)	(4)	(71)	(97)	(105)

Net income (loss) before taxes	227	947	(1,118)	1,487

Income tax provision	28	30	58	46

Net income (loss)	$199	$917	$(1,176)	$1,441

Basic earnings (loss) per share	$0.04	$0.20	$(0.26)	$0.31

Diluted earnings (loss) per share	$0.04	$0.20	$(0.26)	$0.31

Weighted average number of shares outstanding:
Basic	4,577	4,641	4,609	4,641
Diluted	4,605	4,672	4,609	4,672

Orbit International Corp.
Supplementary Data
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

EBITDA Reconciliation (as adjusted)
Net income (loss)	$199	$917	$(1,176)	$1,441
Interest expense	36	53	70	106
Tax expense	28	30	58	46
Depreciation and amortization	75	65	141	134
Stock based compensation	100	40	152	80
EBITDA (as adjusted) (1)	$438	$1,105	$(755)	$1,807

Adjusted EBITDA Per Diluted Share Reconciliation
Net income (loss)	$0.04	$0.20	$(0.25)	$0.31
Interest expense	0.01	0.01	0.02	0.02
Tax expense	0.01	0.01	0.01	0.01
Depreciation and amortization	0.02	0.01	0.03	0.03
Stock based compensation	0.02	0.01	0.03	0.02
EBITDA (as adjusted), per diluted share (1)	$0.10	$0.24	$(0.16)	$0.39

(1) The EBITDA tables (as adjusted) presented are not determined in accordance with accounting principles generally accepted in the United States of America.  Management uses adjusted EBITDA to evaluate the operating performance of its business.  It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions.  EBITDA is also a useful indicator of the income generated to service debt.  EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, income taxes and stock based compensation.  Adjusted EBITDA as presented herein may not be comparable to similarly named measures reported by other companies.

	Six Months Ended June 30,
Reconciliation of EBITDA, as adjusted, to cash flows used in operating activities (1)	2012	2011

EBITDA (as adjusted)	$(755)	$1,807
Interest expense	(70)	(106)
Income tax expense	(58)	(46)
Loss on disposal of fixed assets	-	4
Bond premium amortization	1	-
Gain on sale of marketable securities	-	(45)
Deferred income	-	(43)
Net change in operating assets and liabilities	(649)	(3,809)
Cash flows used in operating activities	$(1,531)	$(2,238)

Orbit International Corp.
Consolidated Balance Sheets

	June 30, 2012 (unaudited)	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,165,000	$1,709,000
Restricted cash	-	671,000
Investments in marketable securities	254,000	228,000
Accounts receivable, less allowance for doubtful accounts	3,980,000	4,941,000
Inventories	14,605,000	12,550,000
Costs and estimated earnings in excess of billings on
uncompleted contracts	43,000	-
Deferred tax asset	985,000	527,000
Other current assets	184,000	250,000

Total curent assents	21,216,000	20,876,000

Property and equipment, net	1,155,000	1,014,000
Goodwill	1,688,000	1,688,000
Deferred tax asset	1,265,000	1,734,000
Other assets	95,000	99,000

Total assets	$25,419,000	$25,411,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$963,000	$931,000
Note payable-bank	1,407,000	-
Accounts payable	838,000	804,000
Liability associated with non-renewal of senior
officers’ contracts	835,000	623,000
Accrued expenses	1,148,000	1,435,000
Income tax payable	-	30,000
Customer advances	15,000	15,000

Total current liabilities	5,206,000	3,838,000

Liability associated with non-renewal of senior officers’ contracts, net of current portion	489,000	-
Long-term debt, net of current portion	1,654,000	2,095,000

Total liabilities	7,349,000	5,933,000

Stockholders’ Equity
Common stock	510,000	510,000
Additional paid-in capital	22,668,000	22,515,000
Treasury stock	(1,317,000)	(915,000)
Accumulated other comprehensive loss	(1,000)	(18,000)
Accumulated deficit	(3,790,000)	(2,614,000)

Stockholders’ equity	18,070,000	19,478,000

Total liabilities and stockholders’ equity	$25,419,000	$25,411,000